SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON DC  20549

                                   FORM 8-K


               Current Report Pursuant to Section 13 or 15(d) of
                     The Securities Exchange Act of 1934




                       Date of Report: March 25, 2003
                      ---------------------------------
                      (Date of earliest event reported)




                     Bion Environmental Technologies, Inc.
            -----------------------------------------------------
            (Exact Name of Registrant as Specified in its Charter




         Colorado                  001-31437               84-1176672
   ------------------------    ---------------------    -------------------
   (State of Incorporation)    (Commission File No.)    (I.R.S. Employer
                                                         Identification No.)




                   18 East 50th Street, New York, NY  10022
             -----------------------------------------------------
             (Address and Zip Code of Principal Executive Offices)




Registrant's telephone number including area code: (212) 758-6622


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Item 5.  Other Events.

CHANGES IN OUR MANAGEMENT.

     The following changes in our management occurred at a Board of Directors Meeting, which was held on March 25, 2003:

     * Jon Northrop, one of our founders and a former officer and Director, and Mark Smith, a former officer and director, were elected to serve on our Board of Directors to fill vacancies created by recent resignations.

     * Mr. Smith was elected to serve as the President of Bion Environmental Technologies, Inc. ("Bion") and both of its subsidiaries.

     * Jon Northrop was elected to serve as the Secretary of Bion and its subsidiaries.

     * Jere Northrop, also a founder and one of our current directors, was elected to serve as the Assistant Secretary of Bion and its subsidiaries. Jere Northrop and Jon Northrop are brothers.

     * David Mitchell resigned as an officer and director of Bion and of its subsidiaries.

LIQUIDITY UPDATE.

     During the period from January 10, 2003 through April 11, 2003, Bright Capital LLC ("Brightcap"), an entity owned and controlled by Dominic Bassani, a consultant whose services were provided to us as part of our management agreement with D2CO, LLC ("D2")see discussion below), advanced us $249,500 so that we could pay operating expenses that are critical to our operations, primarily consisting of salaries paid to retain critical personnel, which now consists of six employees. Also, as of April 11, 2003, we owe creditors approximately $850,000.

     We amended our New York City office lease effective March 1, 2003. Under this amendment the expiration date was changed to December 31, 2003, from the previous expiration date of December 31, 2010. The amendment calls for the drawdown of the letter of credit provided to the landlord for the full amount of $120,561 to be used to pay arrearages and future rent. In addition, two of our new subtenants, Mitchell & Co. and Zizza & Co., which are controlled by David Mitchell and Salvatore Zizza, respectively, are former officers and directors of Bion, and have personally guaranteed the lease with the landlord. We will not incur additional cash outflows in connection with this lease as a result of the drawdown of the letter of credit, the subrental income and the personal guarantees.

     We vacated our Buffalo and North Carolina locations. Employees remaining from those locations have opened up home offices.


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
     Although we are currently seeking other outside sources of capital, as of this date we have not been able to secure financing that is necessary for our current and future operations and there can be no assurance that sufficient funds will be available from external sources. Further, there can be no assurance that any such required funds, if available, will be available on attractive terms or that they will not have a significantly dilutive effect on our existing shareholders. Since we do not yet have the ability to generate cash flow from operations, we have substantially curtailed our current business activities and we may need to cease operations if we are not able to immediately raise capital from outside sources. This would have a material adverse effect on our business and our shareholders.

LOAN FROM BRIGHT CAPITAL, LLC.

     On March 28, 2003, we executed a promissory note in favor of Brightcap. The note is in the initial principal sum of $42,500 plus the $27,000 that Brightcap has loaned since then and any additional amounts that it may loan to us in the future. The $42,500 sum represents amounts that had already been loaned to us by Brightcap which enabled us to pay certain of our ongoing operating expenses. The note bears interest on the unpaid principal at the simple rate of six percent (6%) per annum. All principal and accrued interest becomes payable on March 28, 2004. As of April 11, 2003, the principal amount of the note is $69,500. The note does not cover all of the $249,500 that has been advanced to us to date from Bright Cap.

     Repayment of amounts due under the note is secured by a lien on all of our tangible assets, including without limitation, all of our computers, office furniture, file cabinets, equipment and inventory. None of our intangible assets, including our patents, intellectual property or trade secrets, is pledged as collateral for the note.

STATUS OF AGREEMENTS WITH D2

     The management agreement between us and D2 was terminated effective as of March 25, 2003. The voting and shareholder agreements to which D2 was a party were also terminated as of that same date. The Trust Under Deferred Compensation Plan for D2CO, LLC (the "Trust") will remain in existence until mutually agreed otherwise and, unless otherwise agreed in writing, the "payable" balance of $450,000 currently owed by us to the Trust will be converted into shares of our Common Stock upon the earlier to occur of (a) a $5 million or greater equity financing(s) by us, in which case the amount payable will be converted into shares of our Common Stock at the equity price of the financing (or, in the event that the $5 million in equity financing is obtained in a series of more than one financing, the price of the equity financing which pushed the aggregate total of the financings above $5 million), or (b)March 31, 2005, at the then current market price of our Common Stock.





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
Item 7. Financial Statements and Exhibits.

     The following documents are filed as exhibits to this Form 8-K:

     Exhibit No.   Description

     10.1 Promissory Note and Security Agreement between Bion Environmental Technologies, Inc. and Bright Capital, LLC

     10.2 First Amendment to Lease between Bion Environmental Technologies, Inc. and Pan Am Equities Corp.

     10.3          Agreement between Bion Environmental Technologies, Inc.
                   and Bergen Cove

     10.4          Agreement between Bion Environmental Technologies, Inc.
                   and David Mitchell dated April 7, 2003





                               SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                   BION ENVIRONMENTAL TECHNOLOGIES, INC.


Date: April 14, 2003              By: /s/ Mark Smith
                                      -------------------------------------
                                      Mark Smith, President


















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